ARTICLES OF AMENDMENT OF ADINO ENERGY CORPORATION

Adino Energy Corporation (the “Company”) hereby amends its Articles of Incorporation as follows pursuant to Montana Code § 35-1-619:

A new series, the distinguishing designation of which new series is “Class B Preferred Stock Series 1”, of the presently authorized but unissued Preferred Stock, par value $0.001 per share, of the Company is hereby established upon the terms set forth below, pursuant to Article V of the Articles of Incorporation of the Company:

a.	The number of authorized shares of Class B Preferred Stock Series 1 is 666,680 shares.

b.	Beginning on the date that is six (6) months from the date of issuance of the Class B Preferred Stock Series 1, any holder of Class B Preferred Stock Series 1 may convert up to 25% of such stockholder’s initial holdings (i.e. before taking into account any prior conversions, but taking into account any sales or transfers) of Class B Preferred Stock Series 1 into fully paid and nonassessable shares of common stock of the Company at the rate of one hundred (100) shares of common stock per share of Class B Preferred Stock Series 1. Every month thereafter, any holder of Class B Preferred Stock Series 1 may convert up to 12.5% of such stockholder’s initial holdings of Class B Preferred Stock Series 1 (i.e. before taking into account any prior conversions, but taking into account any sales or transfers) into fully paid and nonassessable shares of common stock of the Company at the rate of one hundred (100) shares of common stock per share of Class B Preferred Stock Series 1.

c.	Conversion of Class B Preferred Stock Series 1 may be effected by giving to the Secretary of the Company written notice of conversion, accompanied by the surrender of the certificate(s) of the stock to be converted, duly endorsed, along with any other information or documents reasonably requested by the Secretary to effect the conversion.

d.	The shares of Class B Preferred Stock Series 1 shall not have any voting rights.

e.	The preferential amount payable with respect to shares of Class B Preferred Stock Series 1 in the event of voluntary or involuntary liquidation, dissolution, or winding up shall be an amount equal to $15.00 per share.

A new series, the distinguishing designation of which new series is “Class B Preferred Stock Series 3”, of the presently authorized but unissued Preferred Stock, par value $0.001 per share, of the Company is hereby established upon the terms set forth below, pursuant to Article V of the Articles of Incorporation of the Company:

a.	The number of authorized shares of Class B Preferred Stock Series 3 is 18,570 shares. The issue price for Class B Preferred Stock Series 3 shall be $35.00.

b.	The holders of Class B Preferred Stock Series 3 shall be entitled to receive a quarterly dividend equal to 2.5% of the issue price of each share. The dividends shall be paid quarterly, when as and if declared payable by the Company’s Board of Directors from funds legally available for the payment thereof. If in any quarter the Company does not pay any accrued dividends, such dividends shall cumulate. Interest shall not be paid on cumulated dividends. Each share of Class B Preferred Stock Series 3 shall rank on the same parity with each other share of preferred stock, irrespective of series, with respect to dividends at the respective fixed or maximum rate for such series.

c.	Any holder of Class B Preferred Stock Series 3 may convert, at any time, any or all shares held into common stock of the Company. Each Class B Preferred Stock Series 3 share held may be converted into one hundred (100) fully paid and nonassessable shares of common stock of the Company at the conversion rate of $0.35 per common stock.

d.	Conversion of Class B Preferred Stock Series 3 may be effected by giving to the Secretary of the Company written notice of conversion, accompanied by the appropriate conversion payment and surrender of the certificate(s) of the stock to be converted, duly endorsed, along with any other information or documents reasonably requested by the Secretary to effect the conversion.

e.	The shares of Class B Preferred Stock Series 3 shall not have any voting rights.

f.	The preferential amount payable with respect to shares of Class B Preferred Stock Series 3 in the event of voluntary or involuntary liquidation, dissolution, or winding up shall be an amount equal to $35.00 per share.